Exhibit 99.1

Quanome CEO to Back Quantum Strategy with Up to $15 Million in Non-Dilutive Growth Capital

Insider Scaled Capital Support Reflects Confidence in Quanome’s Strategic Direction and Future Potential

NEW YORK, NY, Oct. 01, 2026 (GLOBE NEWSWIRE) -- Quanome Technologies, Inc. (Nasdaq: QNME) (“Quanome” or the “Company”), has entered into a revolving loan agreement with the Company’s CEO and Chairman, Yang Li, for up to $15 million in non-dilutive growth capital. The arrangement gives Quanome an additional potential source of capital as it executes its strategic priorities in the quantum computing space.

Approved advances will bear interest at 6.0% per annum. The instrument is revolving, meaning amounts repaid may be borrowed again during the draw period, subject to the agreement’s repayment terms and Mr. Li’s approval of each borrowing request. Any proceeds will be used for working capital and general corporate purposes.

The transaction was reviewed and approved independently by the Audit Committee of Quanome’s Board of Directors. The committee determined that the agreement and the transactions it contemplates are fair and reasonable to the Company and in, or not inconsistent with, the best interests of the Company and its stockholders. Mr. Li disclosed his interest and did not participate in the Audit Committee’s deliberations or vote.

“I am deeply committed to Quanome’s quantum-focused strategy and the long-term potential of the growth opportunities we are pursuing,” said Yang Li, Chief Executive Officer and Chairman of Quanome Technologies. “Providing this financial support is a practical expression of my confidence in our future. Our ambition remains steadfast: to connect quantum science, artificial intelligence and advanced computing with real-world applications that can create tangible social and economic value for communities and economies, world-wide.”

Quanome’s strategy spans four streams: Quantum and AI Systems, Quantum Life Sciences - Molecular Discovery, Advanced Nuclear, and Quantum-Safe Cybersecurity. Within Quantum and AI Systems, Quanome is developing XDT, its AI cloud business. The Company recently announced an infrastructure purchase agreement as an initial step toward its planned first U.S. AI infrastructure hub. These initiatives support Quanome’s broader aim of making advanced technologies more accessible and leveraging them into practical applications for potential long-term economic and societal benefits.

Quanome’s Global Quantum Council and Scientific Advisory Network are also intended to bring scientific, technological and commercial perspectives together for broader market benefit. The Company aims to link with experts in quantum and related complex sciences to help provide insights on trends, as well as evaluate emerging technologies, collaborations and opportunities that provide practical growth and potential.

ENDS

NOTES FOR EDITORS

Media / Investor Relations Contact:

Lauren Callie

www.Quanometech.com

investor@Quanometech.com

Editors Notes

About Quanome Technologies

Quanome Technologies, Inc. (Nasdaq: QNME) is a U.S.-based technology company focused on opportunities across Quantum and AI Systems, Quantum Life Sciences - Molecular Discovery, Advanced Nuclear, and Quantum-Safe Cybersecurity. The Company combines commercial initiatives with the development of a global scientific network through its Global Quantum Council and Scientific Advisory Network. Quanome aims to translate advances in quantum science and related technologies into practical, real-world applications across industries shaped by complex computational and scientific challenges.

Forward-Looking Statements

This release contains forward-looking statements regarding potential loan advances under the revolving loan agreement, the anticipated use and benefits of any proceeds, the Company’s financial flexibility and strategic priorities, the evaluation and development of quantum-related technologies, potential commercial opportunities, future partnerships and collaborations, and the Company’s strategy and future operations. These statements are based on current plans, assumptions and expectations and involve risks and uncertainties. Actual results and timing may differ materially, including because each loan advance requires the lender’s approval and is subject to the agreement’s conditions, and due to financing availability, technological and competitive developments, regulatory requirements, third-party performance and other factors described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by applicable law.